Exhibit 99.1

O-I Reports Second Quarter Results: Continued earnings momentum reflects positive unit demand and continued execution of core priorities

Toledo, Ohio, July 20, 2005 — Owens-Illinois, Inc., (NYSE:OI) today reported its second quarter 2005 financial results.

•      Second Quarter Earnings Highlights

•                  Net earnings of $0.53 per share (diluted) vs. $0.52 per share (diluted) in 2004

•                  Earnings from continuing operations of $0.53 per share, including the unusual items listed in Note (1), vs. $0.53 per share in 2004

•                  Earnings from continuing operations, exclusive of the unusual items listed in Note (1), were $0.56 per share vs. $0.43 per share in 2004

	2nd Quarter 2005		2nd Quarter 2004
	$ millions	EPS	$ millions	EPS

Net earnings	$86.2	$0.53	$82.6	$0.52

Earnings from continuing oper.	86.2	0.53	83.9	0.53

Earnings from continuing oper. exclusive of items listed in Note (1)	90.2	0.56	68.8	0.43

•                  Sales and unit shipments increased 31% and 32%, respectively, in the quarter.

•                  Segment Operating profit rose 28% in the quarter.

•                  Asbestos cash payments declined by 10.4% in the quarter.

“We are pleased with our continued earnings progress, despite some difficult conditions during the quarter.  European synergies, unit volume growth, improved pricing and productivity overcame inflationary pressures and several localized operational issues to provide positive earnings growth.  While second quarter cash flow was impacted by quarter-specific expenditures, cash generation for debt reduction remains our primary focus and we expect positive progress during the remainder of the year,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

Reconciliation of Second Quarter 2004 earnings to Second Quarter 2005

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.56 per share for the second quarter of 2005 compared with $0.43 per share for the second quarter of 2004.  Included in the 2005 results were favorable adjustments of depreciation and amortization in connection with finalizing the fair values of the BSN Glasspack assets acquired in June 2004.  The difference between the estimated amounts recorded in 2004 and the final amounts related to 2004 accounted for a benefit of $0.04 per share in the second quarter.  Second quarter earnings also include an additional tax charge of $0.05 to reduce net operating loss benefits in Ohio, where the corporate income tax is being phased out and replaced with a gross receipts tax. Exclusive of these items, the Company earned $0.57 per share in the second quarter of 2005 compared with $0.43 per share in the 2004 quarter, excluding unusual items in both periods.

During the second quarter of 2005, the principal earnings drivers were the positive impact of the BSN acquisition, higher unit shipments, productivity improvements and cost reductions, improved pricing, and a more favorable product sales mix.  These factors accounted for an increase of $0.26 per share.  Additionally, currency translation rates resulted in an increase of $0.02 per share.  Partially offsetting these positive factors were higher energy costs, which reduced earnings per share by $0.06.  All other cost inflation items, excluding energy, decreased earnings by another $0.06 per share.  Earnings in the second quarter of 2005 were also lower by $0.01 per share as a result of divestitures of the Company’s 20% interest in Consol Limited in October 2004 and a glass plant in Corsico, Italy, in January 2005.  The combination of all other items accounted for a decrease of $0.01 per share.

Business Review

Glass Containers Segment

Segment Operating Profit in the second quarter of 2005 for the Glass Containers segment grew by $56.7 million, or 30.0%, from the second quarter of 2004.  Contributing to this quarter-over-quarter increase was the incremental benefit of the BSN acquisition coupled with higher unit shipments, improved pricing, product sales mix and productivity, and favorable currency translation.  Shipments of champagne and wine containers were particularly strong across all regions.  Partially offsetting these positive factors were weaker beer container shipments, as well as increasing energy, raw material, and transportation costs.

Plastics Packaging Segment

Following the October 2004 divestiture of the blow-molded plastic container business, the Plastics Packaging Segment now consists of healthcare packaging, including prescription containers and medical devices, and closures, which includes tamper-evident caps and dispensing systems.  Segment Operating Profit for the second quarter of 2005 was $33.8 million, level with $33.8 million in the second quarter of 2004.  Stronger results for the healthcare and closures businesses were offset by the absence of $4.1 million in operating profits from the Australian plastics business which was partially divested in June 2004.

Interest Expense

Interest expense in the second quarter of 2005 was $116.6 million versus $102.7 million for the second quarter of 2004.  The interest expense for the second quarter of 2004 represents continuing operations only, as the interest expense related to the debt for the divested blow-molded plastic container business has been reclassified to discontinued operations.

The higher interest expense in the second quarter of 2005 includes approximately $10.3 million for higher debt primarily related to the BSN acquisition, partially offset by voluntary prepayments of debt in the third and fourth quarters of 2004 and the first quarter of 2005.  In addition, higher interest rates on the Company’s variable rate debt increased interest expense by approximately $4.5 million during the quarter versus the prior year quarter.  Partially offsetting these increases was $0.9 million lower amortization of deferred finance fees.

Capital Spending

Capital spending for continuing operations for the second quarter of 2005 totaled $109.2 million, compared with $93.4 million for the year ago quarter.  For the six months ended June 2005, capital spending of $185.5 million compared with $169.3 million for the six months ended June 2004.

The combination of the new glass plant in Windsor, Colo., and spending related to the acquired BSN operations for the second quarter and first half 2005 amounted to approximately $37 million and $65 million, respectively.

Consolidated Debt and Cash Flows

Consolidated debt at June 30, 2005, was $5.381 billion, compared with $5.255 billion at March 31, 2005.  Cash and short-term investments ended the second quarter at $211.8 million compared with $228.3 million at the end of the first quarter.  The combination of the change in debt and the change in cash represents an approximate $143 million increase in net debt.  More than accounting for this net debt increase in the second quarter was $293.5 million of cash outflows related to the following items: 1) $65 million for the settlement of two foreign cross currency swaps; 2) $39 million to Graham Packaging as a post-closing purchase price adjustment based largely on changes in certain working capital components of the divested plastic business; 3) $28 million related to European integration and restructuring; and 4) higher cash interest in the second quarter of $161.5 million, $94 million higher than the first quarter 2005, principally due to semi-annual interest payments on the Company’s fixed rate public debt.  These second quarter payments approximate slightly more than one-third of the Company’s annual cash interest payments.

Asbestos

Asbestos-related cash payments in the second quarter of 2005 were $40.8 million compared with $45.5 million for the second quarter of 2004, a reduction of $4.7 million, or 10.4%.  New claim filings in the first half of 2005 were approximately 5,300, down approximately 29% from the first half of 2004.  As of June 30, 2005, the number of asbestos-related lawsuits and claims pending against the Company was approximately 33,000, compared with 35,000 at December 31, 2004.  The Company believes that a significant number of these pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums.  The

Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis.

Six-Month Results

For the first six months of 2005, the Company reported earnings from continuing operations of $203.7 million, or $1.26 per share (diluted) compared with $137.4 million, or $0.81 per share, for the first six months of 2004.  Earnings from continuing operations, excluding the items listed in Note (1), were $1.00 per share for the first half of 2005, compared with $0.67 per share for the 2004 period.  Results for the first half of 2005 include the favorable second quarter depreciation and amortization adjustments of $0.04 per share and the additional tax charge of $0.05 per share discussed above.  Also included are favorable adjustments of $0.04 per share from a reduction of the Company’s accruals for self-insured risks and $0.03 per share from a reduction of the tax provision primarily to recognize changes in deferred taxes at several international subsidiaries, both recognized in the first quarter of 2005.  Exclusive of these items, the Company earned $0.94 per share in the first half of 2005, compared with $0.71 per share in the first half of 2004.

Effective Tax Rate

Excluding the effects of separately taxed items in both years presented in Note (1), the Company’s effective tax rate for the first six months of 2005 was 29.2% compared with 27.4% in the first six months of 2004, and 26.9% for the full year 2004.  The higher 2005 effective tax rate is principally due to a change in the mix of earnings toward higher tax international jurisdictions, the recent tax legislation in Ohio and recognition of other discrete changes in deferred taxes during the first half of 2005.  The Company expects its full year 2005 effective tax rate, exclusive of separately taxed items and discrete adjustments, to be approximately 29%.

Outlook

“Although we hit a few bumps in the road during the second quarter, our financial turnaround and business transformation remain on track as we continue to focus on our core priorities and primary strategies. We remain confident in our ability to deliver solid earnings and cash flows from operations for the remainder of the year, despite inflationary pressures and the negative cash impacts of financing and European integration.  Our European leadership team is now firmly in place and our global supply chain and procurement initiatives are underway with positive momentum,” said McCracken.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, July 21, 2005, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site (www.o-i.com).  The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on July 21.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on July 21 through 11:59 p.m. on Friday, July 29.  In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 7510526.

Additional information

Certain additional information regarding second quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Note (1)

		Three months ended June 30,
		2005	2004
Earnings from continuing operations:		$0.53	$0.53

Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
1)	Loss from mark to mark effect of natural gas hedge contracts (amount for 2004 was not significant)*	0.03	—
2)	Gain from the sale of the Harlow warehouse		(0.10)
Earnings from continuing operations before items that management considers not representative of ongoing operations		$0.56	$0.43

		Six months ended June 30,
		2005	2004
Earnings from continuing operations:		$1.26	$0.81

Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):

1)	Gain on sale of Corsico, Italy, glass plant	(0.18)
2)	Gains from mark to mark effect of natural gas hedge contracts*	(0.08)	(0.04)
3)	Gain from the sale of the Harlow warehouse		(0.10)
Earnings from continuing operations before items that management considers not representative of ongoing operations		$1.00	$0.67

* During the first quarter of 2005, the Company completed the documentation and re-designation of its natural gas hedge contracts and began to apply special hedge accounting as of April 1, 2005.  Fluctuations in the unrealized value of natural gas hedge contracts during 2004 and during the first quarter of 2005 were reported in results of operations as non-cash gains.  After April 1, 2005, fluctuations in unrealized value will be reported as changes in the Other Comprehensive Income component of share owners’ equity.

Therefore, the $33.3 million aggregate mark to market value of the contracts recorded as gains during 2004 and the first quarter of 2005 will result in reported energy costs that are in excess of net cash costs during the remaining terms of contracts that existed at April 1, 2005.  The amount of such excess during the second quarter of 2005 was $7.0 million.  The excess will be $17.5 million in the second half of 2005 and $8.8 million during 2006. Both the gains and the excess costs are excluded from Segment Operating Profit.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended June 30,
	2005	2004

Revenues:
Net sales	$1,852.7	$1,417.3
Royalties and net technical assistance	3.9	6.1
Equity earnings	7.0	9.1
Interest	3.5	3.5
Other (b)	5.7	24.8
	1,872.8	1,460.8
Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,474.9	1,133.3
Research and development	6.2	7.0
Engineering	9.5	8.1
Selling and administrative	119.0	80.1
Interest	116.6	102.7
Other	6.6	3.9
	1,732.8	1,335.1

Earnings from continuing operations before items below	140.0	125.7

Provision for income taxes	45.5	34.2

Minority share owners’ interests in earnings of subsidiaries	8.3	7.6
Earnings from continuing operations	86.2	83.9
Net loss of discontinued operations		(1.3)
Net earnings	$86.2	$82.6

Earnings from continuing operations	$86.2	$83.9

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$80.8	$78.5

Basic earnings per share of common stock:

Earnings from continuing operations	$0.54	$0.53
Net loss of discontinued operations		(0.01)
Net earnings	$0.54	$0.52

Weighted average shares outstanding (000s)	150,804	147,582

Diluted earnings per share of common stock:

Earnings from continuing operations	$0.53	$0.53
Net loss of discontinued operations		(0.01)
Net earnings	$0.53	$0.52

Diluted average shares (000s)	153,141	149,245

(a)          Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 include the results of BSN Glasspack from June 21, 2004 through June 30, 2004.  Amounts for 2004 related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.  Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on natural gas hedge contracts that previously were deferred through September 30, 2004.

(b)         Amount for 2004 includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.  The aftertax effect of this gain is an increase in earnings per share of $0.10.

(c)          Amount for 2005 includes a loss of $7.0 million ($4.0 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.03.

Amount for 2004 includes a gain of $0.9 million ($0.6 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain was not material to earnings per share.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Six months ended June 30,
	2005	2004

Revenues:
Net sales	$3,516.0	$2,684.9
Royalties and net technical assistance	8.3	10.7
Equity earnings	11.3	14.7
Interest	7.7	6.7
Other (b)	37.9	29.9

	3,581.2	2,746.9
Costs and expenses:
Manufacturing, shipping, and delivery (c)	2,763.4	2,143.5
Research and development	12.4	13.0
Engineering	19.7	17.0
Selling and administrative	236.2	163.4
Interest	235.1	203.6
Other	13.4	5.5

	3,280.2	2,546.0

Earnings from continuing operations before items below	301.0	200.9

Provision for income taxes	81.9	56.3

Minority share owners’ interests in earnings of subsidiaries	15.4	13.5

Earnings from continuing operations	203.7	131.1

Net earnings of discontinued operations		6.3
Net earnings	$203.7	$137.4

Earnings from continuing operations	$203.7	$131.1

Less convertible preferred stock dividends	(10.7)	(10.7)

Available to common share owners	$193.0	$120.4

Basic earnings per share of common stock:

Earnings from continuing operations	$1.28	$0.82
Net earnings of discontinued operations		0.04
Net earnings	$1.28	$0.86

Weighted average shares outstanding (000s)	150,443	147,312

Diluted earnings per share of common stock:

Earnings from continuing operations	$1.26	$0.81
Net earnings of discontinued operations		0.04
Net earnings	$1.26	$0.85

Diluted average shares (000s)	152,783	148,682

(a)          Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 include the results of BSN Glasspack from June 21, 2004 through June 30, 2004.  Amounts for 2004 related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.  Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on natural gas hedge contracts that previously were deferred through September 30, 2004.

(b)         Amount for 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18.  The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain;  the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

Amount for 2004 includes a second quarter gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.  The aftertax effect of this gain is an increase in earnings per share of $0.10.

(c)          Amount for 2005 includes a gain of $21.4 million ($13.0 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.08.

Amount for 2004 includes a gain of $9.8 million ($6.4 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.04.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended June 30,
	2005	2004
Selected Segment Information

Net sales:
Glass Containers	$1,641.2	$1,219.8
Plastics Packaging	211.5	197.5

Segment and consolidated net sales	$1,852.7	$1,417.3

Product Segment Operating Profit (b):
Glass Containers (c)(d)	$245.6	$188.9
Plastics Packaging	33.8	33.8

Product Segment Operating Profit	279.4	222.7
Eliminations and other retained items	(19.3)	(19.3)

Segment Operating Profit	$260.1	$203.4

Selected Cash Flow Information

Depreciation:
Continuing operations	$111.6	$95.6
Discontinued operations	—	21.4

Amortization of intangibles and other deferred items:
Continuing operations	$5.4	$5.9
Discontinued operations	—	1.9

Additions to property, plant, and equipment:
Continuing operations	$109.2	$93.4
Discontinued operations	—	8.0

Asbestos-related payments	$40.8	$45.5

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Six months ended June 30,
	2005	2004
Selected Segment Information

Net sales:
Glass Containers	$3,104.3	$2,282.1
Plastics Packaging	411.7	402.8

Segment and consolidated net sales	$3,516.0	$2,684.9

Product Segment Operating Profit (b):
Glass Containers (c)(d)(e)	$447.9	$354.0
Plastics Packaging	64.7	65.7

Product Segment Operating Profit	512.6	419.7
Eliminations and other retained items	(33.7)	(52.3)

Segment Operating Profit	$478.9	$367.4

Selected Cash Flow Information

Depreciation:
Continuing operations	$240.9	$197.8
Discontinued operations		42.5

Amortization of intangibles and other deferred items:
Continuing operations	$13.1	$12.0
Discontinued operations		3.9

Additions to property, plant, and equipment:
Continuing operations	$185.5	$169.3
Discontinued operations		14.6

Asbestos-related payments	$86.3	$95.9

Selected Balance Sheet Information

	June 30,	June 30,
	2005	2004

Total debt	$5,380.8	$6,702.3

Share owners’ equity	$1,514.8	$1,038.2

Cash	$180.1	$301.8

Short term investments	$31.7	$22.9

(a)          Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 include the results of BSN Glasspack from June 21, 2004 through June 30, 2004.  Amounts for 2004 related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.  Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on natural gas hedge contracts that previously were deferred through September 30, 2004.

(b)         Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings (continuing operations).  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation of segment and consolidated Operating Profit to earnings from continuing operations is as follows (dollars in millions):

	Three months ended June 30,
	2005	2004

Segment Operating Profit	$260.1	$203.4
Mark to market effect of natural gas hedge contracts	(7.0)	0.9
Gain on the sale of certain real property		20.6

Consolidated Operating Profit	253.1	224.9
Interest income	3.5	3.5
Interest expense	(116.6)	(102.7)
Provision for income taxes	(45.5)	(34.2)
Minority share owner’s interests in earnings of subsidiaries	(8.3)	(7.6)

Earnings from continuing operations	$86.2	$83.9

	Six months ended June 30,
	2005	2004

Segment Operating Profit	$478.9	$367.4
Sale of the Corsico, Italy glass container facility	28.1
Mark to market effect of natural gas hedge contracts	21.4	9.8
Gain on the sale of certain real property		20.6

Consolidated Operating Profit	528.4	397.8
Interest income	7.7	6.7
Interest expense	(235.1)	(203.6)
Provision for income taxes	(81.9)	(56.3)
Minority share owner’s interests in earnings of subsidiaries	(15.4)	(13.5)

Earnings from continuing operations	$203.7	$131.1

(c)          Excludes a loss of $7.0 million and a gain of $21.4 million for the three months and six months ended June 30, 2005, respectively, from the mark to market effect of natural gas hedge contracts. Excludes gains of $0.9 million and $9.8 million for the three months and six months ended June 30, 2004, respectively, from the mark to market effect of natural gas hedge contracts.

(d)         Amount for 2004 excludes a gain of $20.6 million for the sale of certain real property.

(e)          Amount for 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.